Exhibit 99.1

NEWS RELEASE

WILLIAMS Industrial Services Group Inc • 400 E Las Colinas Blvd., Suite 400 • Irving, TX 75039

FOR IMMEDIATE RELEASE

Williams Industrial Services Group Announces
2018 Annual Meeting Date

IRVING, TX, August 29, 2018 — Williams Industrial Services Group Inc. (“Williams” or “the Company”) (OTC: WLMS), a general and specialty construction services company, announced today that its Board of Directors invite the Company’s stockholders to join them and management at its 2018 Annual Meeting for Stockholders on Friday, November 9, 2018.  The meeting will be held at 9:00 a.m. Eastern Time, at the Company’s future headquarters which will be located at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia.  The Board of Directors has set October 1, 2018, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual meeting.

About Williams Industrial Services Group

Williams Industrial Services Group (formerly known as Global Power Equipment Group) has been safely helping plant owners and operators enhance asset value for more than 50 years.  The Company provides a broad range of general and specialty construction, maintenance and modification, and plant management support services to the nuclear, hydro and fossil power generation, pulp and paper, refining, petrochemical and other process and manufacturing industries.  Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information can be found at www.wisgrp.com.

Investor Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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